M-Wave Details Its Present Status on Its De-Listing Prospects and Liquidation of Its DBS Assets

WEST CHICAGO, IL -- 01/09/2006 -- M-Wave, Inc. (NASDAQ: MWAV), an international electronic procurement services firm and virtual manufacturer of customer-specified electronic components, announced it had taken steps to liquidate its M-Wave DBS, Inc (DBS) assets it previously acquired in February 2005 and estimates it will be completed during the first 120 days of 2006.

In connection with that activity, the Company announced that it had terminated all but its logistics and warehousing DBS personnel and discontinued current operations. It moreover stated that Jason Cohen, its former divisional president, terminated by mutual agreement with the Company, his employment contact. Cohen has been retained as an independent consultant together with a group of outside sales staff to liquidate the former DBS inventory for a 5% commission plus further incentives. "I believe we can achieve a successful liquidation with Jason's industry knowledge, obtaining the maximum recovery over the next 120 days," stated Joe Turek, the Company's Chief Operating Officer.

The Company also announced that as expected it had received a determination and de-listing letter from NASDAQ's Listing Qualifications staff last Friday indicating it had not yet satisfied NASDAQ Marketplace Rule 4310(c)(2)(B) that requires the Company to have a minimum of $2.5 Million in tangible net equity to remain listed on the Capital Markets exchange. M-Wave has 7 days to appeal this determination and ask for a hearing before a NASDAQ panel that can extend time, or allow alternative plans for the Company to achieve compliance. The Company indicated that it intended to appeal and pursue its options to become compliant with NASDAQ requirements. Jim Mayer, M-Wave's Interim CEO, commented: "As part of our efforts to revitalize the Company, we are negotiating with certain of our institutional investors who may be willing to offer incremental equity and support other strategic and financial alternatives that could place us back into compliance relatively soon."

The Company also announced it had completed its move and consolidation from West Chicago, Illinois, to Franklin Park, Illinois, adjacent to Chicago's O'Hare International airport. The Company entered into a short-term lease of space with Harbrook Tool & Manufacturing Company, located at 11533 Franklin Avenue, Franklin Park, Illinois 60131.

M-Wave expects to make further public announcements in connection with its restructuring in the coming weeks.

About M-Wave, Inc.

M-Wave provides supply chain services and sources, printed circuit boards, custom electronic components and direct broadcasting satellite parts domestically and from Asia. M-Wave's Electro-Mechanical Group division (EMG) sources high-performance printed circuit boards and custom and engineered electronic components from original equipment manufacturers and contract manufacturers in Asia and the US. The products are used in a wide range of telecommunications and industrial electronics products. EMG also offers domestic and international supply chain services and annual forecast financing for its middle market customers. M-Wave's website is located at www.mwav.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties, including M-Wave's ability to develop a plan that will bring the company into compliance with the Nasdaq Capital Market listing requirements, Nasdaq's determination that the plan is adequate, and M-Wave's ability to effect its plan. M-Wave's plan will be dependent on its anticipated future operations which may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of M-Wave's projected operating results, the achievement of efficient volume production and related sales revenue, the ability to integrate acquired companies into M-Wave's existing business, the ability to restructure or dispose of some of its operations, and its ability to raise additional capital. Additional information with respect to the risks and uncertainties faced by M-Wave may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the company's filings with the Securities and Exchange Commission including M-Wave's Report on Form 10-KSB for the year ended December 31, 2004, its Forms 10-QSB, and other SEC filings.

Contact:
Jim Mayer
CEO

Jeff Figlewicz
Corporate Controller
630 562-5550 extension 4720